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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1998

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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[ ]  Soliciting Material Pursuant to Section 248.14a-11(c) or Section 240.14a-12

                    AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
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

        On March 17, 1998, American International Group, Inc. issued the following Press Release:

                 [AIG LOGO] AMERICAN INTERNATIONAL GROUP, INC.
                       70 Pine Street New York, NY 10270

NEWS

Contact:  Joe Norton
          AIG Director of Public Relations
          212/770-3144


           AIG ISSUES STATEMENT OF CHIEF FINANCIAL OFFICER AT FLORIDA
           ----------------------------------------------------------
                         INSURANCE DEPARTMENT HEARING
                         ----------------------------


NEW YORK, March 17, 1998 - American International Group, Inc. (NYSE: AIG) today released the following statement from Howard I. Smith, Executive Vice President, Chief Financial Officer and Comptroller of AIG, which Mr. Smith delivered today at a public hearing conducted by the Florida Department of Insurance. The hearing is being conducted to review the suitability of AIG's proposal to acquire American Bankers Insurance Group, Inc. (NYSE: ABI).
                                 _____________

        Ladies and gentlemen, I recognize that this has been a complex and technical discussion. Let me close with five points that, we think, capture the essence of AIG's suitability--indeed our superiority--as a merger partner for American Bankers.

        First, we are well known to you, the Department, and to the State of Florida. We have been in the insurance business here for decades. We have a long, successful record of selling insurance, meeting payrolls, paying claims and serving policyholders in Florida.

         Second, we are well known to American Bankers, and we have been chosen as the preferred merger partner by American Bankers and its Board of Directors. American Bankers has long been a pillar of the Florida community, and our willingness to continue that role was central to their decision to go forward with us. During the course of our due diligence activities, it became apparent to both ABI and us that the cultures of the two organizations were also a perfect match.

        Third, we know insurance and we know how to make insurance companies grow. We share with the American Bankers board a common vision of the growth potential of their business, and we are committed to realizing that potential. And as American Bankers grows, so will its place in the state and economy of Florida. We and ABI share a joint vision also of international growth for the company. Such international growth, including Latin America, Asia and Europe, will also produce the need for additional headquarters staff in Miami to manage and control such business, including probably EDP needs. There is no partner for ABI with the ability from day one to provide existing insurance entities and huge policyholder lists in 130 countries and jurisdictions like AIG.

                                     (more)

AIG Issues Statement of Chief Financial Officer at Florida Insurance Dept. hearings
March 17, 1998
Page two

        Fourth, we are financially strong. We are a triple-A-rated company, with a tangible net worth of $17 billion. We have the capability to stand behind American Bankers and its policies no matter what economic or natural disasters might arise in its future.

        Fifth, we are wholly committed to American Bankers' people and its communities. We are buying this company for its expertise, not for its mailing lists. Because we want those people to be happy and productive, we are committed to job retention, headquarters retention, public school retention, day care center retention, and, overall, to retention of that quality of life that has made American Bankers so desirable a place to work up to now. And we are similarly committed to retention of American Bankers' role as a constructive, involved citizen in its community.

        This hearing is about the merits of AIG, not about other companies, however tangible or virtual they may seem. But I would submit that no other company likely to appear before you can equal AIG's suitability in any one of these five areas--and certainly not in all five. AIG stands alone as the superior merger partner--the only fully qualified merger partner--for American Bankers.

        We think it is critical to look at a company's track record, not its words or catchy ads, to determine how an entity grows and manages businesses and adds to the employee base. AIG has many employees all over the world who have been part of our family for well in excess of 15-20 year periods.

        We select our acquisition partners very carefully. Although we do not make many acquisitions, the ones we do make go on to be successful long-term marriages.

        Thank you.

                                    #   #   #


        AIG is the leading U.S.-based international insurance organization and among the largest underwriters of commercial and industrial insurance in the United States. Its member companies write property, casualty, marine, life and financial services insurance in approximately 130 countries and jurisdictions, and are engaged in a range of financial services businesses. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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